EXHIBIT 12

                             GIDDINGS & LEWIS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)



                                      Three                Year Ended December 31,
                                     Months
                                      Ended
                                    April 2,
                                      1995       1994      1993     1992       1991      1990

    Earnings Before Taxes            $11,690    $77,606  $70,027   $46,024   $30,137   $26,393

    Add:


     Interest Expense                   $477     $1,720   $4,141   $10,009    $1,524      $184

     Estimated Interest Component
         of Rental Payments             $203       $733     $719      $836      $499      $253

    Earnings, as Adjusted            $12,370    $80,059  $74,887   $56,869   $32,160   $26,830

    Fixed Charges:

     Interest Expense                   $477     $1,720   $4,141   $10,009    $1,524      $184

     Estimated Interest Component
         of Rental Payments             $203       $733     $719      $836      $499      $253

    Total Fixed Charges                 $680     $2,453   $4,860   $10,845    $2,023      $437

    Ratio of Earnings to Fixed          18.2x      32.6x    15.4x      5.2x     15.9x     61.4x
     Charges

